                                                               EXHIBIT (a)(1)(I)

    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OR RIGHTS. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 12, 2001 (THE "OFFER TO PURCHASE") AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES OR RIGHTS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         BARRETT RESOURCES CORPORATION
                                       AT
                              $55.00 NET PER SHARE
                                       BY
                            SRM ACQUISITION COMPANY,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                               SHELL OIL COMPANY

    SRM Acquisition Company, a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Shell Oil Company, a Delaware corporation ("Shell"), is offering to purchase (1) all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Barrett Resources Corporation, a Delaware corporation (the "Company"), and (2) unless and until validly redeemed by the Board of Directors of the Company, the associated preferred stock purchase rights (the "Rights") outstanding under the Company's Rights Agreement dated August 5, 1997, as amended, between the Company and BankBoston, N.A., as Rights Agent (the "Rights Agreement"), at a price of $55.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Unless the Rights are redeemed prior to the Expiration Date (as defined herein), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 6, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, SHELL OR SHELL'S OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY, OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED HEREIN), (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203"), OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER, (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF ARTICLE IV

OF THE COMPANY'S BYLAWS ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER AND (5) THE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTIONS 14 AND 15 OF THE OFFER TO PURCHASE.

    The purpose of the Offer is for Shell to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding shares of the Company. Shell currently intends, promptly following consummation of the Offer, to seek to have the Company consummate a second-step merger or similar business combination with the Purchaser or another indirect wholly owned subsidiary of Shell (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by Shell, the Purchaser and other Shell subsidiaries) will be converted into the right to receive an amount in cash equal to the price per share paid in the Offer.

    ON MARCH 8, 2001, AFTER DECLINING SHELL'S PROPOSALS TO MEET WITH THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS REJECTED AN OFFER BY SHELL FOR A TRANSACTION PROVIDING CONSIDERATION OF $55.00 PER SHARE IN CASH FOR ALL THE COMPANY'S OUTSTANDING SHARES. IN CONNECTION WITH ITS REJECTION OF SHELL'S OFFER, THE COMPANY'S BOARD OF DIRECTORS AUTHORIZED MANAGEMENT TO PURSUE STRATEGIC ALTERNATIVES, INCLUDING SEEKING PROPOSALS FROM A NUMBER OF QUALIFIED PARTIES, RATHER THAN COMMENCING NEGOTIATIONS WITH SHELL ALONE. SHELL HAS CHOSEN TO TAKE ITS OFFER DIRECTLY TO THE STOCKHOLDERS OF THE COMPANY RATHER THAN PARTICIPATE IN THE AUCTION PROCESS PROPOSED BY THE COMPANY'S BOARD OF DIRECTORS. SHELL AND THE PURCHASER PRESENTLY REMAIN WILLING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO SHELL'S ACQUISITION OF THE COMPANY. IF THOSE NEGOTIATIONS OCCUR AND RESULT IN A DEFINITIVE MERGER AGREEMENT BETWEEN THE COMPANY AND SHELL, THE OFFER PRICE OR TERMS OF THE OFFER COULD CHANGE FROM THE PRICE AND TERMS THE OFFER TO PURCHASE DESCRIBES, AND THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES COULD INCLUDE OR CONSIST OF SECURITIES, CASH OR ANY COMBINATION THEREOF. ACCORDINGLY, THOSE NEGOTIATIONS COULD RESULT IN, AMONG OTHER THINGS, TERMINATION OF THE OFFER AND SUBMISSION OF A DIFFERENT ACQUISITION PROPOSAL TO THE COMPANY'S STOCKHOLDERS FOR THEIR APPROVAL.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares and Rights properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Wilmington Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares and, if applicable, certificates representing the associated Rights, or timely confirmation of book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges of the Depositary and Information Agent. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

    The term "Expiration Date" means 12:00 midnight, New York City time, on April 6, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Sections 14 and 15 of the Offer to Purchase shall have occurred, (1) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary and (2) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares and, if applicable, Rights previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares and, if applicable, Rights.

    Except as otherwise provided below, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 10, 2001, except as provided with respect to any subsequent offering period. For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered the Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedures for book-entry transfer described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of Shares and Rights may not be rescinded. Any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. Rights may not be withdrawn unless the related Shares are also withdrawn.

    Pursuant to Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, include a subsequent offering period following the Expiration Date. The Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

    A request is being or will be made to the Company pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the Delaware General Corporation Law for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The receipt of cash in the Offer or the Proposed Merger in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares.

    The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468

                    Stockholders Please Call: (800) 607-0088
                       E-mail: barrett.info@morrowco.com

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call Collect: (212) 526-4867 or (713) 236-3965
                        E-mail: barrett.info@lehman.com

March 12, 2001